Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made this 1st day of January, 2010 (the "Effective Date") by and between Global Resource Corporation, a Nevada corporation with address being 1000 Atrium Way, Atrium One, Suite 100, Mount Laurel, NJ 08054 ("GBRC") and Brian Ettinger, Individually ("Ettinger) with address being 5120 Woodway Drive, Suite 5004, Houston, Texas 77056.

BACKGROUND

GBRC wishes to engage Ettinger to provide general consulting services promoting the commercialization of the company's technology, identify business opportunities utilizing the company's patented technologies in the private and public sectors, including but not limited to obtaining public funds for R&D research, grants, loan guarantees available to GBRC or other specific tasks requested by GBRC of Ettinger outside his duties as COB.

Ettinger wishes to accept such engagement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1.            Services Provided. Ettinger shall assist GBRC in developing their technology and products for business opportunities in the U.S. as well as internationally such as U.S. and NATO military bases, other governmental agencies, Indian Tribe reservation public lands, as recognized under the Department of Interior Bureau of Indian Affairs as landfills, as well as internationally with foreign governments and foreign entities.

If the CEO determines that it is in the best interest of the company to retain Ettinger as in-house legal counsel, it will be handled under a separate legal fee agreement approved by the CEO of GBRC.

Ettinger shall provide priority services under the terms of the contract for an expected minimum of 40 hours per month and additionally as directed from time to time by the Executive Management team of GBRC during the Term of this Agreement (collectively, the "Services").

2.            Consideration:

Compensation: The fair market value established by GBRC on the effective date of execution of this agreement for the services to be performed by Ettinger are agreed to be valued at 375,000 shares of GBRC common stock based the effective date of December 15, 2009 approved by the Board of Directors of which is $0.58 per share, designated during the term of this agreement. The vesting date established under this agreement based on market risk factors shall be January 1, 2010, even though the shares will be issued on a subsequent date. GBRC will issue these Rule 144 restricted shares in the amount of 375,000 shares on the date of execution of this agreement. GBRC will issue shares in compliance with SEC Rules and Regulations governing consulting agreements. GBRC and Ettinger agree that upon mutual agreement they can extend this agreement for another 12 month term under the same terms and conditions. Under Section 8 of this Agreement, either party may terminate the agreement after six months by giving notice to the other party. In addition GBRC gants Ettinger the right to acquire shares under a stock option of 500,000 shares at a designated price of $0.58 per share which Ettinger can exercise a portion or the full amount of the stock option within 24 months under the following vesting stock option schedule. The fair market date for the stock options is considered January 1, 2010, and is vested and available to be exercised on the dates reflected below.

250,000 shares	July 1, 2010

250,000 shares	January 1, 2011

Under Ettinger's past Consulting Agreement dated October 1, 2008 and Addendum to Consulting Agreement entered into April 1, 2008, Ettinger received 500,000 stock options as follows:

100,000 shares	Vested June 10, 2009 at $2.00 per share

100,000 shares	To be vested January 10, 2010 at $2.00 per share

100,000 shares	To be vested June 10, 2010 at $2.00 per share

100,000 shares	To be vested Janury 10, 2010 at $1.10 per share

100,000 shares	To be vested June 10, 2010 at $1.10 per share

All these stock options have a 24 month period following the vesting dates.

This represents the total compensation GBRC will owe Ettinger. GBRC will issue the share option in compliance with the SEC rules and regulations.

3.             Additional Reimbursement. GBRC agrees to reimburse Ettinger for travel and lodging incurred on behalf of GBRC, both domestically and internationally. Ettinger will submit these proposed expenses for pre-approval by GBRC before they are incurred. GBRC will pay Ettinger within 10 working days after receipt of these expenses.

4.            Term. This Agreement shall commence on the Effective Date and shall continue until December 31, 2010 (the 'Term"), or unless otherwise terminated in accordance with the provisions set forth in Section 8.

5.             Proprietary Rights; Disclosures of Intellectual Property. All work performed under this Agreement, and all Services, materials, products, deliverables developed or prepared for GBRC by Ettinger under this Agreement, are the property of GBRC and all title and interest therein shall vest in GBRC and shall be deemed to be a Work Made for Hire and made in the course of performing the Services. To the extent that title to any such works may not, by operation of law, vest in GBRC or such works may not be considered Works Made for Hire under applicable law, all rights, title and interest therein are hereby irrevocably assigned to GBRC. All such materials shall belong exclusively to GBRC, with GBRC having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Ettinger agrees to give GBRC and any person designated by GBRC, reasonable assistance required to perfect the rights defmed in this Paragraph without further payment or compensation.

Unless otherwise requested by GBRC, upon the completion of the Services to be performed under this Agreement or upon the earlier termination of this Agreement (other than upon default for non-payment by GBRC that is not later cured either through written agreement of the parties hereto or through satisfaction by GBRC of a judgment against it to make such payments), Ettinger shall immediately turn over to GBRC all materials and deliverables acquired or developed by Ettinger pursuant to this Agreement.

6.           Confidential Information. GBRC and Ettinger each acknowledge the sensitivity of the subject matter of this Agreement. Any specifications, drawings, sketches, models, samples, data, computer programs (including all source code and object code) or documentation, technical information, methods of operation, GBRC client information or other business information or confidential information of either GBRC or Ettinger (the "Confidential Information") and furnished or disclosed by one party to the other hereunder shall be deemed the property of and, when in tangible form, shall be returned to the providing party upon completion or termination of this Agreement. Unless such information was previously known to the receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the providing party or a third party with a right to disclose such information, it shall be held in confidence by the receiving party, shall not be disclosed to any third party by the receiving party, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing; provided, however, that the receiving party may disclose the Confidential Information as may be required by law, rule, regulation or court order or decree, or if the receiving party reasonably determines (following advance notice to and opportunity to comment by the other party) that such disclosure is necessary in order to comply with applicable law.

Both parties acknowledge that disclosure of any Confidential Information by the receiving party will give rise to irreparable injury to the providing party, inadequately compensable in damages. Accordingly, the providing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Both parties acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of the providing party and are reasonable in scope and content.

Notwithstanding anything to the contrary, in the event that Ettinger incorporates any of its Confidential Information into the Services, GBRC shall have the right to use, disclose and sublicense such Confidential Information.

7.            Warranty. The Services provided by Ettinger shall be produced in a workmanlike manner and shall be rendered by qualified personnel who will perform the tasks assigned consistent with good professional practice and the state of the art involved. Ettinger warrants and represents that he has not and shall not grant any rights to any third parties inconsistent with the provisions of this Agreement.

EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 8, ETTINGER MAKES NO ADDITIONAL WARRANTIES.

8.            Termination and Cancellation. Either party may terminate this Agreement anytime after six months from the effective date of this Agreement with or without cause or reason. In the event either party elects to terminate this agreement, they must give the other party written notice by facsimile or registered mail 30 days before the effective date of termination. In the event of such termination by GBRC, Ettinger shall retain all Shares previously issued or earned by Ettinger up to the date of termination. In the event of such termination by Ettinger, Ettinger shall retain such number of Shares as are pro-rated for such 12 month period to the date of termination. Ettinger must assign all other Shares to GBRC within 10 days of termination. GBRC grants Ettinger the right to keep his stock option under this agreement regardless of which party terminates.

9.           Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The parties have agreed that the limitations specified in this Section 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

10.   Compliance with Laws. Ettinger shall comply with all applicable federal and state laws and regulations relating in any way to its performance or compensation under this Agreement.

11.   Applicable Law. This Agreement shall be deemed to be a contract made under the laws of Nevada and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of the Nevada exclusive of its choice of law rules. Any dispute by either party arising out of or relating to this Agreement shall be finally settled by binding arbitration in the State of Delaware or such other place as the parties may mutually agree, under the Rules of the American Arbitration Association (the "AAA"), by one (1) or more arbitrators reasonably familiar with the technology and business covered by this Agreement, appointed by mutual agreement of the parties. If the parties cannot agree upon an arbitrator, then each shall appoint one (1) arbitrator and the two (2) arbitrators shall select a third (3rd) arbitrator. If the arbitrators selected by the parties cannot agree upon the choice of a third (3rd) arbitrator within ten (10) days after their nomination, then the third (3rd) arbitrator shall be appointed by the AAA. The arbitrators shall apply Nevada law to the merits of any dispute or claim. No depositions or discovery request shall be allowed and all parties may make one submission only before a hearing, if one is requested. The decision of the arbitrators shall be final and binding upon the parties, shall not be subject to appeal, and shall address the issues of costs of the arbitration and all matters relating to such arbitration. Judgment on the award entered by the arbitrators may be entered in any court having jurisdiction thereof and neither party shall sue the other party except for enforcement of the arbitrator's decision.

12.   Assignment and Delegation.

(a) By Ettinger: Ettinger may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of GBRC. Any such assignment without such consent shall be null and void.3

(b) By GBRC: GBRC may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Ettinger. Any such assignment without such consent shall be null and void.

13.   Sub-Contractors. Ettinger may engage or make use of subcontractors for the purpose of providing the Services. If GBRC requests these sub-contractors to perform separate or distinct services in addition to what Ettinger is performing, then GBRC will enter into an agreement with them directly. If these sub-contractors are only assisting Ettinger in performing services to GBRC, then Ettinger will pay them out of his earned compensation.

14.   Notices. All notices to either party shall be in writing and shall be directed to the address stated below (unless notice of an address change is given). Any notices or other communications so addressed shall be deemed duly served if delivered in person or sent by certified mail or facsimile, confirmed by certified mail, return receipt requested.

If to GBRC:	GBRC INC. 1000 Atrium Way Atrium One, Suite 100 Mount Laurel NJ 08054 Attn: Jeff Andrews, CFO

If to Ettinger:	Brian Ettinger 5120 Woodway Drive, Suite 5004 Houston, Texas 77056 713.266.1112 Office 713.266.8243 Telefax

15.           No Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

16.           Entire Agreement. This Agreement, including any Schedules hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties, on the subject matter herein. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

17.           Independent Contractors. The relationship of the parties is that of independent contractors. Nothing in the Agreement shall be construed to mean that the parties are members of any partnership, joint venture, association, syndicate or other entity or to confer on either party any express, implied or apparent authority to incur any obligation or liability on behalf of the other party.

18.           Severability. In the event that any term or provision of this Agreement is determined to be unlawful or unenforceable, such term or provision shall be deemed severed from this Agreement and all remaining terms and provisions of this Agreement shall remain in full force and effect.

19.            Disclosure. Both parties acknowledge and agree that it may be necessary for one party to disclose the fact of the Ettinger's retention, the duties performed and the compensation paid, should there be proper inquiry from such a source as an authorized U.S. or state government agency or should either party believe it has a legal obligation to disclose such information and each party hereby authorizes any such disclosures.

20.            Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument signed by the parties hereto.

21.            Force Maieure. Neither party shall be liable to the other party for any delay in performance or nonperformance of any provision of this Agreement resulting from state or governmental action; riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy, fire, flood, hurricane, earthquakes, lightning, and explosion, provided that each party shall promptly notify the other party of the occurrence of such event and shall estimate the probable delay resulting therefrom.

22.            Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof.

23.            Authority to Execute. Each party represents and warrants that it has the legal power and authority to enter into this Agreement and that it has not made and will not make any commitments to the other inconsistent with such rights.

ETTINGER ACKNOWLEDGES AND UNDERSTANDS THAT THIS CONSULTING AGREEMENT MAY REQUIRE APPROVAL BY THE BOARD OF DIRECTORS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL RESOURCE CORPORATION	BRIAN ETTINGER

By: /s/ Jeff Andrews	By: /s/ Brian Ettinger
Name: Mr. Jeff Andrews	Name: Brian Ettinger
Title: CFO